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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS



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
                                        1995           1994           1993
                                        ----           ----           ----

Net Income ($000)                      $451,073       $113,510        $50,043


Weighted Average Common
  Shares Outstanding                 69,940,397     69,954,082     69,740,458


Earnings Per Share                        $6.45          $1.62          $0.72


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis        70,569,537     70,325,502     70,048,604


Primary Earnings Per Share                $6.39          $1.61          $0.71


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                      70,569,537     70,326,104     70,189,459


Fully Diluted Earnings Per Share          $6.39          $1.61          $0.71

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